Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Tuesday, November 6, 2007 at 4:30 p.m. EST
Webcast / Replay URL:	www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800/745-2189 (no pass code required)

BALLANTYNE REPORTS Q3 EARNINGS AND UPDATES

PROGRESS OF DIGITAL CINEMA BUSINESSES

OMAHA, Nebraska (November 6, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today reported financial results for the third quarter (Q3) and nine months ended September 30, 2007.

Net revenues in Q3 2007 were $12.6 million, a 3.5% decrease from net revenues of $13.1 million in the year-ago third quarter, principally reflecting an expected decline in film-based products.  Partially offsetting the decline were digital cinema projector sales which increased to $1.1 million in Q3 2007 versus $0.4 million in Q3 2006.  Gross profit in Q3 2007 was $2.1 million, or 16.6% of net revenues, versus Q3 2006 gross profit of $2.2 million, or 16.8% of net revenues.  The expected contraction in gross profit in the quarter reflects reduced production efficiencies on lower traditional film product sales, the impact of lower margin distribution sales and lower initial margins in the Company’s services business as it seeks to gain scale and related efficiencies.

Q3 2007 selling, general and administrative expenses increased 8.0% to $2.1 million compared to $1.9 million in Q3 2006, reflecting a variety of factors including increased information technology, Sarbanes-Oxley compliance, salary and recruitment costs.

Ballantyne reported Q3 2007 net income of $0.1 million, or $0.01 per diluted share, compared to net income of $0.4 million, or $0.03 per diluted share, in Q3 2006.  Per share results for the third quarters of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 14,110,477 and 14,029,604, respectively.

Net cash decreased to $18.7 million at the end of Q3 2007, compared to $19.9 million at the end of Q2 2007 and $22.6 million at December 31, 2006.  The decrease principally reflects higher digital cinema equipment inventories to ensure Ballantyne is positioned to react rapidly to customer needs, as well as the purchase of projection equipment used for consignment and demonstration purposes.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “As expected, our Q3 results reflect the ongoing impact of the exhibition industry’s transition from analog to digital projection technology.  Our digital equipment business grew over last year but from a small base, helping to somewhat offset the decline we expected in our traditional film projector business.  As we progress through the transition to digital, we are actively looking at ways we can streamline costs related to our legacy film products business and improve overall operating performance while still being able to properly serve our customers.

“Subsequent to the close of the third quarter we were successful in extending our participation in the rollout of REAL D 3-D technology, providing 24 digital projectors to Regal Entertainment Group.  The project was in conjunction with the October release of The Nightmare Before Christmas, an animated feature in Disney Digital 3-D.

“In October, we also completed our second acquisition within our program to deploy cash reserves for “tuck-in” acquisitions of cinema product or services companies that complement our core cinema offerings.  The October purchase of Marcel Desrochers Inc. (MDI), a respected, Canada-based manufacturer of cinema projection screens, expands  the breadth of our product lines for the cinema exhibition industry and provides a new growth opportunity that leverages our expertise and industry relationships.  We believe the addition of MDI is particularly attractive in this environment given their line of specialty screens that address the rapidly expanding 3-D cinema market.

“We continue to anticipate a broader scale rollout of digital cinema projection equipment in 2008 and have been building digital inventory, performing expected integration work and bolstering our service capabilities so that we are well positioned to satisfy customer orders.  Our dialogues with customers reaffirm that service represents both an important growth opportunity as well as a key point of differentiation for our company.”

For the nine-month period ended September 30, 2007, net revenues were $38.2 million compared to $37.4 million a year ago.  Gross profit in the first nine months of 2007 was $7.3 million, or 19.1% of net revenues, compared to $8.3 million, or 22.1% of net revenues in the same period in 2006.  Net income for the first nine months of 2007 was $0.5 million, or $0.04 per diluted share, compared to net income of $2.0 million, or $0.14 per diluted share, in the comparable 2006 period.  Per share results for the first nine months of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 14,096,263 and 14,007,988, respectively.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net revenues	$12,615,705	$13,069,673	$38,206,449	$37,357,779
Cost of revenues	10,526,839	10,875,149	30,913,586	29,100,160
Gross profit	2,088,866	2,194,524	7,292,863	8,257,619

Selling, general & administrative exp.
Selling	787,270	718,213	2,279,622	2,157,917
General and administrative	1,312,779	1,226,067	4,339,829	3,680,785
Goodwill Impairment	—	—	639,466	—
Total selling, general & admin exp.	2,100,049	1,944,280	7,258,917	5,838,702

Gain on the transfer of assets	—	—	234,557	—
Gain (loss) on disposal of assets, net	—	(3,457)	(11,004)	37,546

Income (loss) from operations	(11,183)	246,787	257,499	2,456,463

Net interest income	199,774	191,616	605,863	532,188
Equity in Losses of JV	(79,754)	—	(153,134)	—
Other income (expense), net	(39,075)	11,775	(111,827)	(28,432)

Earnings before income taxes	69,762	450,178	598,401	2,960,219

Income tax benefit (expense)	58,876	(75,465)	(94,190)	(943,323)
Net income	$128,638	$374,713	$504,211	$2,016,896

Earnings per share
Basic	$0.01	$0.03	$0.04	$0.15
Diluted	$0.01	$0.03	$0.04	$0.14

Weighted average shares outstanding:
Basic	13,812,912	13,635,064	13,805,506	13,540,737
Diluted	14,110,477	14,029,604	14,096,263	14,007,988

-tables follow-

Selected Balance Sheet Items:

	Sept. 30, 2007	Dec. 31, 2006
	(Unaudited)
Cash and cash equivalents	$18,654,909	$22,622,654
Restricted cash	250,733	611,391
Accounts and notes receivable, net	7,134,516	7,468,533
Inventories, net	11,883,332	8,848,396
Current portion of long-term debt	—	14,608
Accounts payable and accrued expenses	8,881,950	7,237,550
Total stockholders’ equity	$43,187,950	$42,388,947

Selected Cash Flow Statement Items:

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net income	$504,211	$2,016,896
Depreciation and amortization	1,585,735	1,183,957
Net cash provided by (used in) operating activities	(3,671,572)	2,871,359
Capital expenditures	(421,407)	(470,394)
Net cash used in investing activities	(520,868)	(2,199,235)
Net cash provided by financing activities	224,695	446,220
Net increase (decrease) in cash & cash equivalents	(3,967,745)	1,118,344
Cash & cash equivalents at beginning of period	22,622,654	19,628,348
Cash & cash equivalents at end of period	$18,654,909	$20,746,692

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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